Exhibit 99.1

NEWS RELEASE
	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports Fourth Quarter and Full Year 2009 Results

CORPUS CHRISTI, Texas, February 26, 2010 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that merchandise sales from all stores increased 9.5 percent to $201.4 million in the fourth quarter of 2009. Same-store merchandise sales for the quarter declined by 1.2 percent versus a 6.5 percent increase a year ago. Retail merchandise margin was 32.7 percent, versus 34.6 percent for the same period in 2008.

Adjusted EBITDA(1) for the three months ended January 3 totaled $15.0 million, compared with $30.5 million a year ago. Companywide gross profit declined 9.8 percent year-over-year to $102.6 million. Total revenues for the quarter were $921.2 million, up 15.8 percent from a year ago. These results reflect an additional week versus the prior year, increased fuel prices and gallons sold, and higher merchandise sales driven in part by a cigarette tax increase that went into effect in April 2009, a full year’s operation of the 12 new retail stores added in 2008 and the 15 retail stores added during 2009. The Company had a net loss of $5.7 million, or $0.33 per diluted share, versus net income of $6.3 million, or $0.37 per diluted share, for the fourth quarter of last year.

“We finally began to feel the full impact of the nationwide economic downturn across all of our markets during the fourth quarter,” said Sam L. Susser, President and Chief Executive Officer. “The Company’s business is historically seasonal, producing the bulk of its operating cash flow in the second and third quarters.

“However, the economic slowdown, combined with unfavorable weather comparisons, negatively impacted our year-over-year sales volumes. Cigarette inflation, more aggressive pricing from other retailers and restaurants, as well as our customers trading down to lower-priced options, put additional pressure on margins during the last part of the year. Rising fuel costs also compressed our fuel margins during the fourth quarter as compared to 2008, although full year 2009 retail margins tracked very closely with our five-year average.

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“We are seeing signs, however, that the worst may be behind us. In each month from July to December, we experienced sequentially lower comparable merchandise sales, but we have seen stabilization over the past six weeks.

“As we approach the half-way point in our ongoing Town & Country store rebranding program to the Stripes brand, we are very pleased with performance of these rebranded stores, but more importantly, we expect significant longer-term synergies from operating under a single Stripes brand.

“We continue to strengthen and improve our liquidity, but until we see signs of a sustained economic recovery, we will be cautious in our capital spending. We are also reducing our cost structure across our operations to enhance profitability,” Susser said.

New Convenience Store/Wholesale Dealer Site Update

The Company added 15 retail stores during 2009 and closed two underperforming, older stores at the end of the fourth quarter, bringing the total number of stores in operation at year-end to 525. The Company recently opened one additional store in South Texas and currently has four more stores under construction, one of which is expected to open by the end of the first quarter.

In its wholesale operations, Susser added nine new dealer sites during the quarter and 34 for the full year, for a total of 390 in operation at the end of the year.

Financing Update

During the fourth quarter, the Company generated $16.8 million in proceeds from sale-leaseback transactions for seven recently constructed stores. For the full year, Susser completed sale-leaseback transactions totaling $24.8 million. The Company has already started its 2010 new store financing program by funding $5.8 million of sale-leaseback transactions and a favorable $10 million long-term mortgage loan transaction.

Fourth Quarter Financial and Operating Highlights

Total Company merchandise sales were $201.4 million, an increase of 9.5 percent from a year ago. Same-store merchandise sales declined by 1.2 percent compared with an increase of 6.5 percent in the fourth quarter of 2008. Merchandise gross profit, net of shortages, totaled $65.9 million, up 3.6 percent from the fourth quarter of 2008. Net merchandise margin was 32.7 percent, compared with 34.6 percent a year ago. The decline in merchandise margin is due in part to the effect of the first quarter 2009 cigarette price increase as well as to increased sales of lower-margin items.

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Retail store fuel volumes increased 4.2 percent from a year ago to 187.0 million gallons for the fourth quarter. Average gallons sold per store declined 5.9 percent from a year ago to 337,000, as compared to a 6.2 percent increase in the fourth quarter of 2008. Retail fuel revenues totaled $463.3 million, up 17.8 percent, primarily as a result of a 29-cent-per-gallon increase in motor fuel prices at the pump. Retail fuel gross margins in the fourth quarter were 11.9 cents per gallon, or 8.2 cents after deducting credit card expense, compared with 17.7 cents per gallon a year ago, or 14.2 cents after credit card expense. Retail fuel gross profit was $22.2 million, down 30 percent from the fourth quarter of 2008.

Wholesale fuel volumes sold to Susser’s 390 dealers and other third-party customers during the fourth quarter declined 3.5 percent from a year ago to 121.3 million gallons. Wholesale fuel revenues increased by 18.0 percent to $246.4 million as a result of higher fuel prices. Wholesale gross margin was 3.7 cents per gallon, compared with 7.2 cents per gallon a year ago. This reduced wholesale fuel gross profit by 49.8 percent to $4.5 million.

Full Year Results

For the full year ended January 3, 2010, which includes 53 weeks, Susser reported merchandise sales of $784.4 million, up 7.5 percent from the comparable 52-week period last year. Total revenues were $3.3 billion, down 22.0 percent due to lower retail fuel prices during the first nine months of 2009. Excluding the impact of the 53rd week, same-store merchandise sales were up 3.3 percent for the full year. Gross profit was $427.4 million, down 2.3 percent from 2008, reflecting a $34.3 million reduction from the impact of lower fuel margins for the full year in both the retail and wholesale segments, partly offset by higher merchandise profits. Adjusted EBITDA(1) was $92.2 million, down 16.6 percent. Net income totaled $2.1 million, or $0.12 per diluted share, compared with $16.5 million, or $0.97 per diluted share for the same period last year.

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2010 Guidance

The Company has provided initial guidance for 2010 as follows:

	FY 2010 Guidance	FY 2009 Results
Merchandise Same-Store Sales Growth (a)	0.0%-4.0%	3.3%
Merchandise Margin, Net of Shortages	32.0%-33.5%	33.3%
Retail Avg. Per-Store Gallons Growth (a)	(3.0%)-3.0%	2.4%
Retail Fuel Margins (cents/gallon) (b)	12.5-15.5	14.6
Wholesale Fuel Margins (cents/gallon)	3.5-5.5	4.1
New Retail Stores (c)	6-16	15
New Wholesale Dealer Sites (c)	15-30	34
Gross Capital Spending ($ million)	$40-$65	$74.8
Net Capital Spending (d) ($ million)	$25-$50	$48.2

(a)	2009 results exclude the impact of a 53rd week occurring in the fourth quarter of 2009.

(b)	We report retail fuel margins before deducting credit card costs, which were approximately 3.5 cents per gallon for the full 2009 fiscal year. For 2009, the average retail selling price of fuel was $2.23 per gallon.

(c)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.

(d)	Net capital spending is gross capital expenditures including acquisitions, less proceeds from sale/leaseback transactions and asset dispositions.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

Fourth Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 11 a.m. ET (10 a.m. CT) to discuss fourth quarter results. To participate in the call, dial 480-629-9772 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s Web site at www.susser.com. To listen live, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register. A telephonic replay will be available through March 5 by calling 303-590-3030 and using the pass code 4227102#. An archive will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma primarily under the Stripes and Town & Country banners. Restaurant service is available in more than 300 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to approximately 390 independent dealers through its wholesale fuel division.

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Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 3, 2010, which will be filed on or before March 19, 2010. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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SUSSER HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended (unaudited)		Twelve Months Ended
	December 28, 2008	January 3, 2010	December 28, 2008	January 3, 2010
	(in thousands)
Revenues:
Merchandise sales	$183,944	$201,375	$729,857	$784,424
Motor fuel sales	601,970	709,654	3,474,222	2,481,459
Other	9,394	10,205	36,566	41,425

Total revenues	795,308	921,234	4,240,645	3,307,308
Cost of Sales:
Merchandise	120,352	135,510	479,215	523,340
Motor fuel	561,201	682,900	3,322,732	2,356,231
Other	(23)	283	1,288	358

Total Cost of Sales	681,530	818,693	3,803,235	2,879,929

Gross Profit	113,778	102,541	437,410	427,379
Operating Expenses:
Personnel	33,732	39,619	133,080	149,879
General & Administrative	10,352	8,467	36,932	34,372
Other operating	31,402	30,675	126,028	117,375
Rent	8,806	9,721	34,620	36,899
Loss on disposal of assets and impairment charge	54	1,360	9	2,402
Depreciation, amortization and accretion	9,933	12,386	40,842	44,382

Total operating expenses	94,279	102,228	371,511	385,309

Income from operations	19,499	313	65,899	42,070
Other income (expense):
Interest expense, net	(9,949)	(9,570)	(39,256)	(38,103)
Other miscellaneous	39	(27)	278	(55)

Total other expense, net	(9,910)	(9,597)	(38,978)	(38,158)

Income before income taxes	9,589	(9,284)	26,921	3,912
Income tax (expense) benefit	(3,265)	3,625	(10,396)	(1,805)

Net income	6,324	(5,659)	16,525	2,107

Less: Net income attributable to noncontrolling interests	11	10	48	39

Net income (loss) attributable to Susser Holdings Corporation	$6,313	$(5,669)	$16,477	$2,068

Earnings (loss) per common share:
Basic	$0.37	$(0.33)	$0.98	$0.12
Diluted	$0.37	$(0.33)	$0.97	$0.12
Weighted average shares outstanding:
Basic	16,894,649	16,954,401	16,883,965	16,936,777
Diluted	16,968,822	16,954,401	16,976,320	17,022,004

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SUSSER HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 28, 2008	January 3, 2010
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$8,284	$17,976
Accounts receivable, net of allowance for doubtful accounts $1,070 at December 28, 2008 and $903 at January 3, 2010	51,549	65,510
Inventories, net	62,878	78,788
Assets held for sale	—	70
Other current assets	4,703	9,437

Total current assets	127,414	171,781
Property and equipment, net	408,733	408,771
Other assets:
Goodwill	237,953	242,295
Intangible assets, net	34,609	33,144
Other noncurrent assets	15,647	17,027

Total other assets	288,209	292,466

Total assets	$824,356	$873,018

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$90,911	$129,425
Accrued expenses and other current liabilities	34,738	28,632
Current maturities of long-term debt	9,233	10,545
Deferred purchase price – TCFS acquisition	10,000	5,180

Total current liabilities	144,882	173,782
Long-term debt	395,736	384,574
Revolving line of credit	3,630	25,800
Deferred gain, long-term portion	33,720	33,786
Deferred tax liability, long-term portion	28,323	28,846
Other noncurrent liabilities	13,087	15,812

Total long-term liabilities	474,496	488,818
Commitments and contingencies
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock $.01 par value; 125,000,000 shares authorized; 17,048,972 issued and 17,037,648 outstanding as of December 28, 2008; 17,158,717 issued and 17,141,393 outstanding as of January 3, 2010	170	170
Additional paid-in capital	180,189	183,880
Retained earnings	23,888	25,956
Accumulated other comprehensive loss	—	(358)

Total Susser Holdings Corporation shareholders’ equity	204,247	209,648
Noncontrolling interest	731	770

Total shareholders’ equity	204,978	210,418

Total liabilities and shareholders’ equity	$824,356	$873,018

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KEY OPERATING METRICS

	Three Months Ended (unaudited)				Year Ended
	December 28, 2008		January 3, 2010		December 28, 2008		January 3, 2010
	(dollars and gallons in thousands, except per gallon data)
Revenue:
Merchandise sales	$183,944		$201,375		$729,857		$784,424
Motor fuel – retail	393,201		463,266		2,150,727		1,605,534
Motor fuel – wholesale	208,769		246,388		1,323,495		875,925
Other income (1)	9,394		10,205		36,566		41,425

Total revenue	795,308		921,234		4,240,645		3,307,308
Gross Profit:
Merchandise	63,592		65,865		250,642		261,084
Motor fuel – retail	31,732		22,215		120,556		105,021
Motor fuel – wholesale	9,037		4,539		30,934		20,207
Other (1)	9,417		9,922		35,278		41,067

Total Gross Profit	113,778		102,541		437,410		427,379
Adjusted EBITDA (2)
Retail	24,615		13,033		91,734		78,017
Wholesale	7,318		2,772		24,849		19,128
Other	(1,400)		(832)		(5,935)		(4,897)

Total Adjusted EBITDA	30,533		14,973		110,648		92,248

Retail merchandise margin	34.6%		32.7%		34.3%		33.3%
Merchandise same store sales growth	6.5%		(1.2)%		6.6%		3.3%
Average per retail store:
Merchandise sales	$361		$356		$1,437		$1,488
Motor fuel gallons	358		337		1,355		1,388
Motor fuel gallons sold:
Retail	179,483		187,033		677,308		719,649
Wholesale	125,759		121,315		486,516		494,822
Average retail price of motor fuel	$2.19		$2.48		$3.18		$2.23
Motor fuel gross profit cents per gallon :
Retail	17.7	¢	11.9	¢	17.8	¢	14.6	¢
Wholesale	7.2	¢	3.7	¢	6.4	¢	4.1	¢
Retail credit card fees cents per gallon	3.5	¢	3.7	¢	4.2	¢	3.5	¢

(1)	2008 results reflect reclassification of sale of rights to operate dealer locations in the amount of $0.3 million and $0.8 million for the three months and year ended December 28, 2008, respectively.
(2)	See following Reconciliation of Non-GAAP Measures to GAAP Measures.

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR (along with certain other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Year Ended
	December 28, 2008	January 3, 2010	December 28, 2008	January 3, 2010
	(in thousands)
Net income (loss) attributable to Susser Holdings Corporation	$6,313	$(5,669)	$16,477	$2,068
Depreciation, amortization and accretion	9,933	12,386	40,842	44,382
Interest expense, net	9,949	9,570	39,256	38,103
Income tax expense (benefit)	3,265	(3,625)	10,396	1,805

EBITDA	29,460	12,662	106,971	86,358
Non-cash stock-based compensation	1,058	924	3,946	3,433
Loss on disposal of assets	54	1,360	9	2,402
Other miscellaneous (1)	(39)	27	(278)	55

Adjusted EBITDA	30,533	14,973	110,648	92,248
Rent expense	8,806	9,721	34,620	36,899

Adjusted EBITDAR	$39,339	$24,694	$145,268	$129,147

(1)	Other miscellaneous charges represent income from a non-consolidated joint venture and other non-operating income.

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and adjusted EBITDAR:

	Year Ended
	December 28,	January 3,
	2008	2010
	(in thousands)
Net cash provided by operating activities	$51,129	$49,806
Changes in operating assets & liabilities	9,779	3,494
Loss on disposal of assets	(9)	(2,402)
Stock based compensation expense	(3,946)	(3,433)
Noncontrolling interest	(48)	(39)
Deferred income tax	(106)	(1,593)
Amortization of debt premium	520	617
Income taxes	10,396	1,805
Interest expense, net	39,256	38,103

EBITDA	106,971	86,358
Non-cash stock based compensation expense	3,946	3,433
Loss on disposal of assets	9	2,402
Other miscellaneous (1)	(278)	55

Adjusted EBITDA	110,648	92,248
Rent expense	34,620	36,899

Adjusted EBITDAR	$145,268	$129,147

(1)	Other miscellaneous charges represent income from a non-consolidated joint venture and other non-operating income.